ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS

New Albany, Ohio, August 30, 2016: Abercrombie & Fitch Co. (NYSE: ANF) today reported a GAAP net loss per diluted share of $0.19 for the second quarter ended July 30, 2016, compared to a GAAP net loss per diluted share of $0.01 for the second quarter last year. Excluding certain items, the company reported an adjusted non-GAAP net loss per diluted share of $0.25 for the second quarter, compared to adjusted non-GAAP net income per diluted share of $0.12 last year. The results for the quarter reflect an adverse impact related to year-over-year changes in foreign currency exchange rates of approximately $0.08 per diluted share.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Arthur Martinez, Executive Chairman, said:

"Our results for the quarter were largely in line with the expectations we set on last quarter's earnings call. Flagship and tourist locations continued to account for the vast majority of the comparable sales decline as traffic remained a significant headwind. We were encouraged, however, by strong growth in the direct-to-consumer business, both domestically and internationally, and by a comparable sales recovery in the Hollister European business, including in the U.K. In addition, conversion trends were positive in both channels, across brand and geography. Overall, we remained disciplined as gross margin rate was substantially maintained on a constant currency basis and expense and inventory were tightly controlled.

This quarter we began to roll out programs that reflect our new brand positions for both Abercrombie and Hollister. We look forward to strengthening our brands as we express these positionings across all customer touch points.

As we look to the rest of the year, we now expect flagship and tourist locations will continue to weigh on the business. Recognizing we are in a challenging environment, we are confident, however, that we are focusing on the right priorities and we expect to see traction in our business as we introduce new product and invest in marketing to drive awareness and relevance for our brands.”

Second Quarter Sales Results

Net sales for the second quarter of $783.2 million were down 4% versus last year, with comparable sales for the second quarter down 4%.

Fiscal 2016 Comparable Sales Summary (1)
Brand				Geography
	First Quarter	Second Quarter	Year-to-Date		First Quarter	Second Quarter	Year-to-Date
Abercrombie(2)	(8)%	(7)%	(7)%	United States	(2)%	(4)%	(3)%
Hollister	0%	(2)%	(1)%	International	(7)%	(4)%	(5)%
Total Company	(4)%	(4)%	(4)%	Total Company	(4)%	(4)%	(4)%

(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the second quarter decreased 5% to $363.1 million for Abercrombie and decreased 4% to $420.1 million for Hollister versus last year.

By geography, net sales for the second quarter decreased 7% to $478.8 million in the U.S. and were approximately flat at $304.4 million in international markets versus last year.

Direct-to-consumer sales grew to approximately 23% of total company net sales for the second quarter, compared to approximately 21% of total company net sales last year.

Additional Second Quarter Results Commentary

The gross profit rate for the second quarter was 60.9%, 140 basis points lower than last year. Excluding certain items last year, the gross profit rate decreased 20 basis points on a constant currency basis, primarily due to higher average unit costs, partially offset by higher average unit retails.

Stores and distribution expense for the second quarter was $382.9 million, down from $389.2 million last year. Excluding certain items last year, stores and distribution expense decreased $4.9 million, primarily due to the realization of savings on lower sales and expense reduction efforts, partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the second quarter was $111.7 million, down from $119.8 million last year. Excluding certain items last year, marketing, general and administrative expense increased $7.6 million, primarily due to higher marketing and other expenses.

Asset impairment charges of $6.4 million for the second quarter were excluded from adjusted results.

Net other operating income for the second quarter was $13.1 million, compared to net other operating income of $1.1 million last year. Excluding certain items in the second quarter, net other operating income decreased $0.3 million.

Operating loss for the second quarter was $10.8 million, compared to operating income of $2.0 million last year. Excluding certain items, adjusted non-GAAP operating loss for the second quarter was $16.7 million, compared to adjusted non-GAAP operating income of $16.5 million last year.

The effective tax rate for the second quarter was 23%. Excluding certain items, the adjusted non-GAAP effective tax rate for the second quarter was 27%.

Net loss attributable to Abercrombie & Fitch Co. for the second quarter was $13.1 million compared to $0.8 million last year. Excluding certain items, adjusted non-GAAP net loss attributable to Abercrombie & Fitch Co. for the second quarter was $16.8 million, compared to adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. of $8.6 million last year.

Other Developments

As previously announced, on August 17, 2016 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 12, 2016 to stockholders of record at the close of business on September 2, 2016.

Fiscal 2016 Outlook

For fiscal 2016, the company now expects:

•	Comparable sales to remain challenging through the second half of the year, with a disproportionate effect from flagship and tourist locations

•	Adverse effects from foreign currency on sales of approximately $25 million and on operating income of approximately $20 million, with the greatest impact in the third quarter

•	A gross margin rate flat to last year's adjusted non-GAAP rate of 61.9%, but down in the third quarter due to adverse effects from foreign currency

•
Operating expense dollars to be down slightly to last year's adjusted non-GAAP operating expense, with investments in marketing, skewed towards the third quarter, offset by savings from expense reduction efforts

•	An effective tax rate in the mid-to-upper 30s

•	Net income attributable to noncontrolling interests of approximately $5 million

•	A weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks

The company expects capital expenditures to be at the low end of the range of $150 million to $175 million for the full year. The company plans to open approximately 15 new stores in fiscal 2016, including approximately 10 in international markets, primarily China, and approximately five in the U.S. The company plans to open six new outlet stores, primarily in the U.S. In addition, the company anticipates closing up to 60 stores in the U.S. during the fiscal year through natural lease expirations.

Excluded from the company's outlook are the effects of certain potential items, including, but not limited to, insurance recoveries, impairments and other items.

An investor presentation of second quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the second quarter, the company operated 744 stores in the United States and 182 stores across Canada, Europe, Asia and the Middle East. The company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Daylight Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 438-5493 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-2309. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9489764 or through www.abercrombie.com.

Investor Contact:	Media Contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 30, 2016, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2016 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could affect the profitability of our international operations; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; we have currently suspended our search for a new Chief Executive Officer and the continuance of our interim governance structure may create uncertainty; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 30, 2016	% of Net Sales	August 1, 2015	% of Net Sales
Net sales	$783,160	100.0%	$817,756	100.0%
Cost of sales, exclusive of depreciation and amortization	306,053	39.1%	307,894	37.7%
Gross profit	477,107	60.9%	509,862	62.3%
Stores and distribution expense	382,917	48.9%	389,193	47.6%
Marketing, general and administrative expense	111,719	14.3%	119,846	14.7%
Asset impairment	6,356	0.8%	—	—%
Other operating income, net	(13,080)	(1.7)%	(1,139)	(0.1)%
Operating (loss) income	(10,805)	(1.4)%	1,962	0.2%
Interest expense, net	4,741	0.6%	4,567	0.6%
Loss before taxes	(15,546)	(2.0)%	(2,605)	(0.3)%
Tax benefit	(3,515)	(0.4)%	(3,217)	(0.4)%
Net (loss) income	(12,031)	(1.5)%	612	0.1%
Less: Net income attributable to noncontrolling interests	1,098	0.1%	1,422	0.2%
Net loss attributable to Abercrombie & Fitch Co.	$(13,129)	(1.7)%	$(810)	(0.1)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.19)		$(0.01)
Diluted	$(0.19)		$(0.01)

Weighted-average shares outstanding:
Basic	67,944		69,713
Diluted	67,944		69,713

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	% of Net Sales	August 1, 2015	% of Net Sales
Net sales	$1,468,643	100.0%	$1,527,178	100.0%
Cost of sales, exclusive of depreciation and amortization	565,815	38.5%	605,767	39.7%
Gross profit	902,828	61.5%	921,411	60.3%
Stores and distribution expense	752,035	51.2%	780,831	51.1%
Marketing, general and administrative expense	226,166	15.4%	227,379	14.9%
Restructuring benefit	—	—%	(1,598)	(0.1)%
Asset impairment	6,356	0.4%	6,133	0.4%
Other operating income, net	(16,013)	(1.1)%	(3,099)	(0.2)%
Operating loss	(65,716)	(4.5)%	(88,235)	(5.8)%
Interest expense, net	9,247	0.6%	9,206	0.6%
Loss before taxes	(74,963)	(5.1)%	(97,441)	(6.4)%
Tax benefit	(24,302)	(1.7)%	(34,807)	(2.3)%
Net loss	(50,661)	(3.4)%	(62,634)	(4.1)%
Less: Net income attributable to noncontrolling interests	2,055	0.1%	1,422	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(52,716)	(3.6)%	$(64,056)	(4.2)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.78)		$(0.92)
Diluted	$(0.78)		$(0.92)

Weighted-average shares outstanding:
Basic	67,785		69,612
Diluted	67,785		69,612

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and equivalents	$455,606	$588,578	$408,311
Receivables	79,012	56,868	72,477
Inventories, net	453,175	436,701	478,618
Deferred income taxes, net	—	—	40,724
Other current assets	108,878	96,833	103,012
Total current assets	1,096,671	1,178,980	1,103,142
Property and equipment, net	850,114	894,178	947,053
Other assets	385,605	359,881	372,006
TOTAL ASSETS	$2,332,390	$2,433,039	$2,422,201

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$180,834	$184,175	$199,412
Accrued expenses	279,918	321,237	299,301
Short-term portion of deferred lease credits	21,962	23,303	25,304
Income taxes payable	15,162	5,988	3,094
Short-term portion of borrowings, net	1,468	—	2,017
Total current liabilities	499,344	534,703	529,128
Long-term liabilities:
Long-term portion of deferred lease credits	79,877	89,256	98,943
Long-term portion of borrowings, net	285,528	286,235	289,834
Leasehold financing obligations	50,132	47,440	48,381
Other liabilities	185,285	179,683	169,968
Total long-term liabilities	600,822	602,614	607,126
Total Abercrombie & Fitch Co. stockholders' equity	1,225,944	1,291,063	1,284,525
Noncontrolling interests	6,280	4,659	1,422
Total stockholders' equity	1,232,224	1,295,722	1,285,947
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,332,390	$2,433,039	$2,422,201

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that the non-GAAP financial measures presented in this news release are useful to investors as they provide the ability to measure the company’s operating performance as compared to historical periods excluding the effect of certain items that the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. In addition, the company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. Non-GAAP financial measures should be used in conjunction with, not as an alternative to, the company's GAAP financial results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,356	$6,356	$—
Other operating income, net (3)	(13,080)	(12,282)	(798)
Operating loss	(10,805)	(5,926)	(16,731)
Loss before taxes	(15,546)	(5,926)	(21,472)
Tax benefit (4)	(3,515)	(2,247)	(5,762)
Net loss attributable to Abercrombie & Fitch Co.	$(13,129)	$(3,679)	$(16,808)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.19)	$(0.06)	$(0.25)
Diluted Weighted-Average Shares Outstanding:	67,944		67,944

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.4 million related to a store whose asset carrying value exceeded fair value.

(3) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(4) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 1, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$509,862	$(2,621)	$507,241
Stores and distribution expense (3)	389,193	1,394	387,799
Marketing, general and administrative expense (4)	119,846	15,753	104,093
Operating income	1,962	14,526	16,488
(Loss) income before taxes	(2,605)	14,526	11,921
Tax (benefit) expense (5)	(3,217)	5,119	1,902
Net (loss) income attributable to Abercrombie & Fitch Co.	$(810)	$9,407	$8,597

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	$(0.01)	$0.13	$0.12
Diluted Weighted-Average Shares Outstanding:	69,713		70,094

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $2.6 million related to higher than expected recovery on an inventory write-down previously recognized.

(3) Excluded Items consist of charges of $2.2 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures and benefits of $0.8 million related to favorable terms associated with store closure charges previously recognized.

(4) Excluded Items consist of charges of $15.8 million related to legal settlements.

(5) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended July 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,356	$6,356	$—
Other operating income, net (3)	(16,013)	(12,282)	(3,731)
Operating loss	(65,716)	(5,926)	(71,642)
Loss before taxes	(74,963)	(5,926)	(80,889)
Tax benefit (4)	(24,302)	(2,247)	(26,549)
Net loss attributable to Abercrombie & Fitch Co.	$(52,716)	$(3,679)	$(56,395)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.78)	$(0.05)	$(0.83)
Diluted Weighted-Average Shares Outstanding:	67,785		67,785

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.4 million related to a store whose asset carrying value exceeded fair value.

(3) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(4) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended August 1, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$921,411	$24,240	$945,651
Stores and distribution expense (3)	780,831	6,082	774,749
Marketing, general and administrative expense (4)	227,379	17,523	209,856
Restructuring benefit (5)	(1,598)	(1,598)	—
Asset impairment (6)	6,133	6,133	—
Operating loss	(88,235)	52,380	(35,855)
Loss before taxes	(97,441)	52,380	(45,061)
Tax benefit (7)	(34,807)	16,901	(17,906)
Net loss attributable to Abercrombie & Fitch Co.	$(64,056)	$35,479	$(28,577)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.92)	$0.51	$(0.41)
Diluted Weighted-Average Shares Outstanding:	69,612		69,612

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $24.2 million related to an inventory write-down, net of recoveries.

(3) Excluded Items consist of charges of $3.6 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures, $1.8 million related to lease termination and store closure costs, and $0.7 million related to the company's continuous profit improvement program.

(4) Excluded Items consist of charges of $15.8 million related to legal settlement charges and $1.8 million related to the company's profit improvement initiative.

(5) Excluded Items consist of benefits of $1.6 million related to favorable terms associated with Gilly Hicks brand restructuring charges previously recognized.

(6) Excluded Items consist of charges of $4.5 million related to the discontinued use of certain store fixtures and $1.6 million related to the company owned aircraft held for sale.

(7) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended July 30, 2016
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
April 30, 2016	334	39	411	141	745	180
New	1	—	1	2	2	2
Closed	(2)	—	(1)	—	(3)	—
July 30, 2016	333	39	411	143	744	182

Twenty-six Weeks Ended July 30, 2016
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
January 30, 2016	340	39	414	139	754	178
New	2	—	1	4	3	4
Closed	(9)	—	(4)	—	(13)	—
July 30, 2016	333	39	411	143	744	182

(1)	Includes Abercrombie & Fitch and abercrombie kids brands.

(2)	Excludes one international franchise store as of July 30, 2016, April 30, 2016 and January 30, 2016.

(3)	Excludes two international franchise stores as of July 30, 2016, April 30, 2016 and January 30, 2016.